Exhibit 99.1

Chromocell Therapeutics Announces Pricing of Upsized $6.6 Initial Public Offering

Freehold, NJ, February 16, 2024 (GlobeNewswire) – Chromocell Therapeutics Corporation (NYSE American: CHRO) (“Chromocell” or the “Company”), a clinical-stage biotech company focused on developing and commercializing new, non-opioid therapeutics to alleviate pain, today announced the pricing of its initial public offering of 1,100,000 shares of common stock at a public offering price of $6.00 per share. The offering raised aggregate gross proceeds of approximately $6.6 million, prior to deducting underwriting discounts and other offering expenses.

In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 15% of shares of common stock at the initial public offering price, less underwriting discounts, and commissions to cover over-allotments, if any. The offering is expected to close on February 21, 2024, subject to customary closing conditions.

In connection with the offering, Chromocell has received approval to list its shares of common stock on the NYSE American LLC, with the shares expected to begin trading on February 16, 2024 under the symbol “CHRO”.

Chromocell expects to use the net proceeds from the offering primarily (i) to prepare and conduct a dose escalation study for CC8464 in an effort to establish a safe dose escalation regime; (ii) for in vivo and toxicology studies of CC8464 for the treatment of eye pain; (iii) for studies of CC8464 for the treatment of neuropathic pain; (iv) to prepare and begin conducting a Phase 2a proof-of-concept study of CC8464 for Erythromelalgia; (v) to determine market strategy and develop clinical programs for the spray formulations licensed from Benuvia; and (vi) to repay amounts outstanding under certain promissory notes. Chromocell intends to use the remaining net proceeds, if any, for general corporate purposes.

A.G.P./Alliance Global Partners is acting as sole book-running manager for the offering.

A registration statement on Form S-1, as amended (File No. 333-269188), was filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on February 14, 2024. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, Telephone: (212) 624-2060; Email: prospectus@allianceg.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Chromocell Therapeutics Corporation

Chromocell Therapeutics Corporation is a clinical-stage biotechnology company focused on developing and commercializing novel, non-opioid, non-addictive, therapeutics to alleviate pain and other associated medical conditions. The Company’s initial clinical focus is to selectively target the sodium ion-channel known as NaV1.7 for the treatment of various types of chronic neuropathic pain and eye pain. The Company’s portfolio also includes pre-clinical work on other sodium channel receptor subtypes and the Company intends to explore these and other compounds for the treatment of additional pain indications.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These forward-looking statements include, without limitation, references to the Company’s expectations regarding the closing of the public offering and its anticipated use of net proceeds from the offering. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering, or factors that result in changes to the Company’s anticipated use of proceeds. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s Registration Statement on Form S-1 related to the public offering (SEC File No. 333-269188). Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

LR Advisors LLC.

Jason Assad

678-570-6791

Jason@Chromocell.com